Exhibit 99.1

VOLT INFORMATION SCIENCES DELAYS THIRD QUARTER EARNINGS RELEASE

New York, New York, September 9, 2009 – Volt Information Sciences, Inc. (NYSE: VOL) today announced that it will delay its third quarter earnings release and investor conference call, previously scheduled for Thursday, September 10, 2009. The release and call are being delayed in order to allow the Company additional time to finalize its results for the third quarter ended August 2, 2009. In particular, the Company is reexamining its accounting for an aggregate of approximately $12 million of revenue reported during fiscal 2007 and fiscal 2008, during which the Company’s revenues were $2.4 billion in each year. The Company is assessing whether certain of these revenues and related costs should have been recorded in later periods. The timing of such revenue depends on the possible applicability of two technical accounting pronouncements – AICPA Statements of Position 81-1 and 97-2 – relating to certain of the Company’s customer contracts. As the review is not yet complete, the Company will be delayed in filing its quarterly report on Form 10-Q for the third quarter which is due by Friday, September 11, 2009.

The Company is working diligently and expects to complete its review promptly. The Company will make a further announcement in a subsequent press release to reschedule the date and time of the quarterly conference call to review financial results.

About Volt Information Sciences, Inc. Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base. Operating through an international network of servicing locations, the staffing segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for both professional search and temporary/contingent personnel as well as managed services programs and Recruitment Process Outsourcing (RPO) services. Technology infrastructure services include telecommunications engineering, construction, and installation; central office services; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward- looking statements is contained in Company reports filed with the Securities and Exchange Commission. A copy of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 1600 Stewart Avenue, Westbury, New York 11590, Attention: Shareholder Relations. These and certain other SEC filings are also available to the public over the Internet at the SEC’s website at http://www.see.gov and at the Company’s website at http://www.volt.com in the Investor Information section.